UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2014

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On January 30, 2014, GenCorp Inc. (the “Company”) began providing notices to employees whose employment may be terminated as part of a cost reduction plan (the “Restructuring Plan”) . The Restructuring Plan contemplates the reduction of the Company’s overall headcount. If the Restructuring Plan is implemented as proposed, the workforce reduction would affect up to approximately 5% or 225 employees, and is expected to be completed by the end of March 2014. In connection with such implementation, the Company expects to incur costs of approximately $15.7 million, consisting of costs for severance, employee-related benefits and other associated expenses. The Restructuring Plan and the foregoing figures are the Company’s estimates and are subject to change.

FORWARD-LOOKING STATEMENTS

Certain statements in Item 2.05 of this Current Report on Form 8-K are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors. The Company’s actual future performance may differ materially from such expectations as a result of important risk factors, which include, in addition to those identified in the Company’s Form 10-K for the year ended November 30, 2012 and its other filings with the Securities and Exchange Commission, the Company’s ability to implement the Restructuring Plan, including the results or effects of the Company’s complying with and undertaking, or its noncompliance with, any necessary individual and collective employee information and consultation obligations; the timing of implementing the Restructuring Plan and the impact of the Restructuring Plan on the Company’s operating cost structure; and the risk that costs related to the Restructuring Plan may be higher than estimated. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The Company does not undertake an obligation to update or revise any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 4, 2014	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Assistant Secretary